United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

October 2, 2014 (September 29, 2014)

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Avenue of the Americas

New York, New York  10019

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers

On September 29, 2014, Overseas Shipholding Group, Inc. (the “Company”) entered into employment agreements (the “Employment Agreements” and each, an “Employment Agreement”) with Lois K. Zabrocky, the Company’s Co-President and Head of the International Flag SBU, Henry P. Flinter, the Company’s Co-President and Head of the US Flag SBU, and Ian T. Blackley, Senior Vice President and Chief Financial Officer of the Company. The Employment Agreements provide that the Company will pay Ms. Zabrocky, Mr. Flinter and Mr. Blackley annual salaries of $525,000, $385,000 and $475,000, respectively, the same salaries they currently receive, except for Mr. Flinter, whose new salary reflects a $50,000 increase. In addition, the Employment Agreements provide that each executive is eligible to earn an annual bonus (with a target of 150% of base salary for Ms. Zabrocky and Mr. Blackley and 125% of base salary for Mr. Flinter) and receive grants of equity awards. The Employment Agreements provide that if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case as defined in the Employment Agreements, the executive will be entitled to a lump sum payment equal to his or her target bonus for the year of termination and salary continuation payments for two years following termination. The Employment Agreements include restrictive covenant provisions prohibiting solicitation of Company employees for two years following a separation from service and prohibiting competition with the Company for 18 months following a separation from service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: October 2, 2014	By	/s/ CAPTAIN IAN T. BLACKLEY
Name: Captain Ian T. Blackley Title: Senior Vice President and Chief Financial Officer